CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
                SERIES H AUTOMATICALLY CONVERTING PREFERRED STOCK
                                       of
                               theglobe.com, inc.


      theglobe.com, inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

      FIRST:   The  name  of  the   corporation  is   theglobe.com,   inc.  (the
"Corporation").

      SECOND: The date on which the Certificate of Incorporation of the Corporation first was filed with the Secretary of State of the State of Delaware was May 26, 1995.

      THIRD: That the Corporation's Fourth Amended and Restated Certificate of Incorporation authorizes the Board of Directors, without further action of the stockholders of the Corporation, to create series of its Preferred Stock with such powers, designations, preferences, rights and qualifications, as the Board may specify by resolution

      FOURTH: That pursuant to authority expressly granted to and vested in the Board of Directors by the Fourth Amended and Restated Certificate of Incorporation of the Corporation and in accordance with Section 151 of the DGCL, the Board of Directors of the Corporation adopted the following resolution creating a new series of Preferred Stock, par value $.001 per share, designated as "Series H Automatically Converting Preferred Stock", and amending Article IV of the Certificate of Incorporation by the addition of a new Paragraph E relating to such Series H Automatically Converting Preferred Stock as follows:

      "RESOLVED, that the Board does hereby create a new series consisting of 180,000 shares of Preferred Stock, designated as "Series H Automatically Converting Preferred Stock" and that the designation of the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series H Automatically Converting Preferred Stock, are as follows:

      E. Rights, Preferences, Etc. of Series H Automatically Converting Preferred Stock. One Hundred Eighty Thousand (180,000) shares of Preferred Stock are hereby designated Series H Automatically Converting Preferred Stock (the "Series H Preferred Stock"). The Series H Preferred Stock is being designated and issued in accordance with an Agreement and Plan of Merger dated August 31, 2004, by and among the Company, SendTec, Inc. and certain shareholders thereof (the "Merger Agreement"). The rights, preferences, privileges, restrictions and other matters relating to the Series H Preferred Stock are as follows:

      1. Participating Dividends. The holders of shares of the Series H Preferred Stock shall not be entitled to receive any dividends solely as a result of holding the Series H Preferred Stock; provided, however, in the event that any dividends on the Common Stock are declared by the Board of Directors of the Corporation, the holders of the Series H Preferred Stock shall be entitled to participate in such dividend based upon the number of shares of Common Stock that each such holder is then entitled to receive if such Series H Preferred Stock were converted into shares of Common Stock pursuant to the Conversion Rate set forth in Section 3 hereof (disregarding whether the Conversion Event, as defined below, has occurred).


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

      2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each share of Series H Preferred Stock then outstanding shall be entitled, on parity with the holders of any other series of Preferred Stock hereinafter issued which by its terms is on parity to the Series H Preferred Stock with respect to liquidation preference, to be paid out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment or setting apart for payment of any amount shall be made in respect of, the Common Stock (or any other class of securities ranking junior in liquidation preference to the Series H Preferred Stock), until such time as the holders of the Series H Preferred Stock (and any other then applicable series of Preferred Stock) shall have received their respective preference amounts (the "Preference Amounts"). Each Preference Amount shall be adjusted for any combinations, consolidations, or stock distributions or stock dividends with respect to such shares, plus all declared but unpaid dividends thereon, if any, to the date fixed for distribution. The Series H
Preferred Stock Preference Amount is ten cents ($.10) per share. If upon liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders their full respective Preference Amounts, then such holders shall share ratably in any distribution of assets in proportion to the full amount to which they would otherwise be respectively entitled. The Corporation may issue additional series of Preferred Stock which rank on parity with the holders of Series H Preferred Stock with respect to liquidation preference without the necessity of any consent of the holders of Series H Preferred Stock but will not issue any additional series of Preferred Stock which rank senior in liquidation preference to the Series H Preferred Stock without the prior written consent of the holders of at least a majority of the issued and outstanding shares of Series H Preferred Stock. After payment has been made to the holders of Series H Preferred Stock of their full Preference Amounts, the holders of
Series H Preferred Stock shall not be entitled to participate in any distribution of the remaining assets of the Corporation among the holders of the Common Stock or any other class of securities.

      3. Conversion. The Series H Preferred Stock shall convert into shares of Common Stock as follows:

            a. Automatic Conversion to Common Stock and Potential Note Conversion. Each share of Series H Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable conversion rate, without the necessity of further action by the holder or the Corporation, at such time as the Corporation shall file a Certificate of Amendment (or other similar document) to its Certificate of Incorporation (as the same may then be amended or restated) with the Delaware Secretary of State (or other appropriate governmental body) which increases its authorized shares of Common Stock from 200,000,000 shares to at least 300,000,000 shares (the "Conversion Event"). If the Conversion Event does not occur on or before the tenth (10) business day after the first annual meeting of stockholders of the Company after the adoption of this Certificate of Designation, then on the date that is ten (10) Business Days after the first annual meeting of the Globe's stockholders to be held after the Closing, all shares of the Globe Preferred Stock have not been converted into Common Stock, then:


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

            (i) on the day immediately following such tenth Business Day, but subject to the proviso set forth below, the maximum number of shares of Series H Preferred Stock that may be converted, taking into account the number of shares of the Common Stock then authorized, unreserved and available for issuance ("Available Shares"), shall, be converted on a pro rata basis among all holders of the Series H Preferred Stock (based upon the number of shares of Series H Preferred Stock held by them), into the Common Stock (provided that the shares of any Series H Preferred Stock that are not being held in any form of escrow arrangement (an "Escrow") relating to the circumstances involving the issuance of the Series H Preferred Stock shall convert prior to any shares of the Series H Preferred Stock that are held in Escrow); provided, however, that for purposes of determining the number of shares of the Company's Common Stock that are authorized and available for issuance, there shall be set aside and reserved for other issuance by the Company, at its election, up to 3,000,000 shares of the Common Stock (the "Excluded Shares") (in each case, as such number of Available Shares and Excluded Shares shall be determined and designated by the Company in writing on or before such date), any or all of which may be issued by the Company to such persons (which may or may not be holders of the Series H Preferred Stock), at such times, and in such amounts as the Company shall determine in its sole and absolute discretion;

            (ii) upon surrender and delivery by the holders of Series H Preferred Stock of all certificate(s) evidencing such shares that were not converted into the Company's Common Stock pursuant to subsection 3.a.(i) above, duly endorsed to the Company, or accompanied by valid stock powers duly executed in favor of the Company, in blank, the Company will issue a promissory note (the "Unconverted Preferred Note") to the Stockholders' Representative. The principal amount of and accrued interest on the Unconverted Preferred Note shall mature on the first to occur of (i) the first anniversary of its issuance or (ii) December 31, 2005. The principal amount of the Unconverted Preferred Note shall be equal to the product of (A) the number of shares of the Common Stock that would have been issued upon conversion of the shares of the Series H Preferred Stock that were not converted into the Common Stock pursuant to subsection 3.a.(i) above and (B) the lesser of (i) the Fair Market Value of the Common Stock on the Relevant Event Date and (ii) $0.83; and

            (iii) for purposes of this subsections 3.a.(i) and (ii) above, the terms "Stockholders' Representative", "Fair Market Value" and "Relevant Event Date" shall have the same meanings as ascribed to such terms in the Merger Agreement.


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

      b. Conversion Rate. The conversion rate in effect at any time for conversion of the Series H Preferred Stock shall be the quotient obtained by dividing the Series H Original Issue Price (as defined herein) by the Series H Conversion Price (as defined herein), calculated as provided in Section 3.c. The "Series H Original Issue Price" shall be twenty seven dollars ($27) per share.

      c. Conversion Price. The conversion price for the Series H Preferred Stock shall be twenty seven cents ($0.27) per share (the "Conversion Price"), as adjusted from time to time in accordance with this Section 3. Consequently, the initial conversion rate of the Series H Preferred Stock shall be one hundred
(100) shares of Common Stock for each share of the Series H Preferred Stock.

      d. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series H Preferred Stock. In lieu of any fractional shares to which the holder of Series H Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective applicable Conversion Price. As soon as practicable after the Conversion Event, the Corporation shall provide each holder of the Series H Preferred Stock with notice of the Conversion Event and call upon the holders to surrender to the Corporation, in the manner and place designated, the certificate(s) representing shares of Series H Preferred Stock. Each holder of Series H Preferred Stock agrees upon conversion into shares of Common Stock, to promptly surrender the certificate or certificates therefor, duly endorsed, at the place specified in such Corporation. The Corporation shall, as soon as practicable thereafter, issue and deliver at such offices to such holder a certificate or certificates, registered in the name of the holder, for the number of shares of Common Stock to which it shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made concurrently with the occurrence of the Conversion Event. Notwithstanding any failure by a holder to deliver the certificate(s) representing the shares of Series H Preferred Stock, after the Conversion Event all such certificates of the Series H Preferred Stock shall be deemed to represent the appropriate number of shares of Common Stock.

      e. Adjustments for Subdivision, Dividends, Combinations or Consolidations of Common Stock.

            (i) If the Corporation shall at any time or from time to time after the date that the first share of Series H Preferred Stock is issued (the "Original Issue Date") effect a combination or consolidation of the outstanding Common Stock, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.


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

            (ii) In the event the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in the event the outstanding shares of Common Stock shall be subdivided, by reclassification or otherwise than by payment of a dividend in Common Stock, into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such dividend or subdivision shall be proportionately decreased.

                  a. in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

                  b. in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

            If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the applicable Conversion Price that became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted as of the time of actual payment of such dividend.

      f. Adjustment for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series H Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation that they would have received had their Series H Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 3 with respect to the rights of the holders of the Series H Preferred Stock or with respect to such other securities by their terms.

      g. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 3), in any such event each holder of Series H Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series H Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.


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

      h. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Prices pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series H Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series H Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series H Preferred Stock.

      4. Notices of Record Date. In the event that the Corporation shall propose at any time:

                  (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                  (ii) to offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or series or other rights;

                  (iii) to effect any reclassification or recapitalization of its Common Stock; or

                  (iv)  to  merge  or   consolidate   with  or  into  any  other
Corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Series H Preferred Stock:

                  a. at least ten days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matter referred to in (iii) and (iv) above; and


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

                  b. in the case of the matters referred to in (iii) and (iv) above, at least 10 days' prior written notice of the date when the same shall take place (and specifying, if practicable, or estimating the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

            Each such written notice shall be given by first-class mail, postage prepaid, addressed to the holders of Series H Preferred Stock at the address for each such holder as shown on the books of the corporation.

      5. No Common Stock Reserved. The holders acknowledge that the Corporation does not currently have sufficient authorized shares of Common Stock to reserve for the issuance of the Series H Preferred Stock into Common Stock. Accordingly, the Corporation need not reserve and keep available out of its authorized but unissued shares of Common Stock shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series H Preferred Stock.

      6. Voting Rights. Except as otherwise provided herein or as required by law, each share of Series H Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which such shares of Series H Preferred Stock, as applicable, are convertible (whether or not then convertible) as adjusted from time to time pursuant to Section 3 hereof. Notwithstanding the foregoing, the Series H Preferred Stock shall not be entitled to vote on the amendment to the Company's Certificate of Incorporation which results in the Conversion Event. Except as otherwise provided herein or as required by law, the Common Stock and the Series H Preferred Stock shall vote together as a single class. Fractional votes by the holders of Series H Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series H Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

      7. Amendment. So long as any shares of Series H Preferred Stock remain outstanding, the Company shall not, without obtaining the affirmative vote at a meeting or the written consent in lieu of a meeting (in either case) of the holders of at least a majority in number of the shares of Series H Preferred Stock, adopt any amendment to the provisions of this Statement of Designation, Preferences and Rights of the Series H Automatically Converting Preferred Stock.

      This Statement of Designation, Preferences and Rights of Series H Automatically Converting Preferred Stock has been duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware by the Board.


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

      IN WITNESS WHEREOF, this Certificate of Designation, Preferences and Rights of Series H Automatically Converting Preferred Stock of theglobe.com, inc. is hereby executed, effective as of August 31, 2004.


                                theglobe.com, inc.


                                By       /s/ Edward A. Cespedes
                                    -------------------------------
                                Name:  Edward A. Cespedes
                                       ----------------------------
                                Title:   President
                                      --------------------------------------

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